Exhibit 3.38

CHERRY HILL SAND & GRAVEL COMPANY, INC.

ARTICLES OF AMENDMENT

Cherry Hill Sand & Gravel Company, Inc., a Maryland corporation having its principal office in Jessup, Maryland (hereinafter referred to as “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that;

FIRST: The Articles of Incorporation of Cherry Hill Sand & Gravel Company, Inc. are hereby amended by adding the following paragraph to Article THIRD:

“To enter into, execute and perform contracts to, and to otherwise, purchase or sell, either directly or through a broker or dealer, any commodity for future delivery, to purchase or sell future contracts and to otherwise undertake hedging transactions.”

SECOND: The Board of Directors of the Corporation by written consent, signed by all members of the Board and filed with the minutes of proceedings of such Board, adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation, declaring that the said amendment of the Articles of Incorporation was advisable and directing that it be submitted to the stockholders of the Corporation for action thereon by written consent of the stockholders of the Corporation.

THIRD: The amendment of the Articles of Incorporation as hereinabove set forth by Consent dated May 6, 1979, signed by all of the stockholders of the Corporation was approved by all of the stockholders of the Corporation.

FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Cherry Hill Sand & Gravel Company, Inc., has caused these presents to be signed by its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 6th day of May, 1979.

ATTEST:	CHERRY HILL SAND & GRAVEL COMPANY, INC.

/s/Elizabeth A. Bradley	By	/s/James A. Openshaw
Elizabeth Bradley,		James A. Openshaw,
Secretary		President